EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-92893 and No. 333-129220 on Forms S-8 of IKONICS Corporation of our report dated March 2, 2009 relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP

Duluth, Minnesota
March 2, 2009